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                                                                    EXHIBIT 12.1

                            Smith International, Inc.
                       Ratio of Earnings to Fixed Charges
                          (In thousands except ratios)

                                                      Three Months
                                                     Ended March 31,                    Year Ended December 31,
                                                   -------------------    ----------------------------------------------------
                                                     2000       1999        1999       1998       1997       1996       1995
                                                   --------   --------    --------   --------   --------   --------   --------
FIXED CHARGES:

    Gross interest on debt                         $  9,068   $ 12,638    $ 40,823   $ 45,986   $ 31,175   $ 21,642   $ 15,978

    Amortization of premiums, discounts
    and capitalized expenses related to
    indebtedness                                         26         22         120        132        361        229        442
    Interest element of rentals                       1,082        809       3,355      2,730      2,215      1,776      1,634

    Total Fixed Charges                            $ 10,176   $ 13,469    $ 44,298   $ 48,848   $ 33,751   $ 23,647   $ 18,054


EARNINGS AVAILABLE TO COVER FIXED CHARGES:

    Net income                                     $ 11,323   $  6,606    $ 56,724   $ 34,069   $121,329   $ 73,297   $ 49,088

    Add back:

    Minority interests of majority owned
    subsidiaries                                      6,162       (521)      6,170     21,590     39,517     24,833     15,810
    Provision for income taxes                        9,675      4,950      47,865     26,279     59,109     31,615     13,604
    Fixed charges                                    10,176     13,469      44,298     48,848     33,751     23,647     18,054


TOTAL EARNINGS AVAILABLE TO COVER FIXED CHARGES:   $ 37,336   $ 24,504    $155,057   $130,786   $253,706   $153,392   $ 96,556

RATIO OF EARNINGS TO FIXED CHARGES                     3.67       1.82        3.50       2.68       7.52       6.49       5.35
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